Exhibit 21

UAL CORPORATION ENTITIES

UAL Corporation 1200 East Algonquin Road Elk Grove Township. IL 60007

	Jurisdiction of Incorporation	Federal/Country Taxpayer I.D.

UAL Corporation (Wholly-owned subsidiaries):	Delaware	36-2675207

Air Wis Services, Inc.	Wisconsin	39-1435586
Four Star Insurance Company, Ltd.	Bermuda	None
Four Star Leasing, Inc.	Delaware	36-4292248
UAL Benefits Management, Inc.	Delaware	36-4011347
United Air Lines, Inc.	Delaware	36-2675206
United Biz Jet Holdings, Inc.	Delaware	36-4448019
UAL Company Services, Inc.	Delaware	36-4402945
UAL Loyalty Services, Inc.	Delaware	36-4401481

United Air Lines, Inc. 1200 East Algonquin Road Elk Grove Township, IL 60047

United Air Lines, Inc. (Wholly-owned subsidiaries):
Covia LLC	Delaware	36-2675206
Kion de Mexico, S.A. de C.V.	Mexico	UAI-770831-AYI
Kion Leasing, Inc.	Delaware	36-2946443
Mileage Plus Holdings, Inc.	Delaware	36-4156229
Premier Meeting and Travel Services, Inc.	Delaware	36-4207846
United Aviation Fuels Corporation	Delaware	36-3235783
United Cogen, Inc.	Delaware	36-3333841
United GHS Inc.	Delaware	36-3555070
United Vacations, Inc.	Delaware	36-3324931
United Worldwide Corporation	Guam	66-0454431

Air Wis Services, Inc. (Wholly-owned subsidiaries):
Air Wisconsin, Inc.	Wisconsin	39-1042730

Air Wis Services, Inc. (999 shares) and United Air Lines, Inc. (1 share) (Subsidiary):
Domicile Management Services, Inc.	Delaware	36-4097942

Mileage Plus Holdings, Inc. (Wholly-owned subsidiaries):
Mileage Plus, Inc.	Delaware	36-3189467
Mileage Plus Marketing, Inc.	Delaware	36-4120103

United BizJet Holdings, Inc.
(Wholly-owned subsidiaries)
BizJet Charter, Inc.	Delaware	36-4450498
BizJet Fractional, Inc.	Delaware	36-4450494
BizJet Services, Inc.	Delaware	36-4450499

UAL Loyalty Services, Inc.
(Wholly-owned subsidiary)
MyPoints.com, Inc.	Delaware	94-3255692

Covia LLC currently owns a 50% equity interest in the Galileo Japan Partnership, a Delaware general partnership.